UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 31, 2013

ARMSTRONG ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-191182	20-8015664
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

7733 Forsyth Boulevard, Suite 1625
St. Louis, Missouri	63105
(Address of principal executive offices)	(Zip Code)

(314) 721-8202

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 31, 2013, David R. Cobb retired from his position as Executive Vice President of Business Development of Armstrong Energy, Inc. (the “Company”). Mr. Cobb’s duties will be split among several other members of management.

Effective January 1, 2014, the Company and Mr. Cobb entered into a Retirement, Consulting and Release Agreement (the “Agreement”) in connection with Mr. Cobb’s retirement from his position as Executive Vice President of Business Development of the Company. The Agreement will terminate on June 30, 2014. For purposes of transitioning his duties, Mr. Cobb has agreed to perform those services which he previously performed for the Company on an as-needed basis through June 30, 2014. The Agreement provides that during the term of the Agreement Mr. Cobb will (1) continue to receive his current salary; (2) continue to receive and/or be eligible for all regular benefits offered to full-time employees; and (3) be reimbursed for reasonable business and travel expenses incurred on behalf of the Company. Mr. Cobb will continue to be bound by confidentiality and non-competition provisions set forth in his restated employment agreement until December 31, 2014.

The foregoing description is only a summary of certain provisions of the Agreement and is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to the Company’s next periodic report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 6, 2014

ARMSTRONG ENERGY, INC. (Registrant)

By:	/s/ J. Richard Gist
Name:	J. Richard Gist
Title:	Senior Vice President, Finance and Administration and Chief Financial Officer

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